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
--------                                    U.S. SECURITIES AND EXCHANGE COMMISSION                      ---------------------------
 FORM 3                                               WASHINGTON, DC 20549                                       OMB APPROVAL
--------                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              ---------------------------
                                                                                                         OMB Number:       3235-0104
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      Expires:  December 31, 2001
                                Section 17(a) of the Public Utility Holding Company Act of 1935          Estimated average burden
                                    or Section 30(f) of the Investment Company Act of 1940               hours per response......0.5
                                                                                                         ---------------------------

(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or        6. If Amendment,
                                              Requiring Statement           Trading Symbol                      Date of Original
     Michaels   Kevin       T.                (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                  Procom Technology, Inc. (PRCM)
     (Last)     (First)     (Middle)          6/5/01                     ----------------------------------  -----------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
     1801 E. St. Andrew Place              3. IRS or Social Security        Person(s) to Issuer                 Group Filing (Check
----------------------------------------      Number of Reporting           (Check all applicable)              applicable line)
             (Street)                         Person (Voluntary)
                                                                            X  Director           10% Owner    X    Form filed by
  Santa Ana     CA           92705         ----------------------------   -----             -----            -----  One Reporting
----------------------------------------                                                                            Person
  (City)        (State)      (Zip)                                              Officer           Other
                                                                          ----- (give title ----- (specify          Form filed by
                                                                                 below)            below)    -----  More than One
                                                                                                                    Reporting Person
                                                                           Senior Vice President Operations
                                                                          ----------------------------------

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                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                (Instr. 4)                      Indirect (I)               (Instr. 4)
                                                                                (Instr. 5)
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No non-derivative securities are beneficially owned.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   Page 1
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (3-99)

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                      REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership      6. Nature of
   (Instr. 4)                       and Expiration        Securities Underlying        or Exercise     Form of           Indirect
                                    Date (Month/          Derivative Security          Price of        Derivative        Beneficial
                                    Day/Year)             (Instr. 4)                   Derivative      Security:         Ownership
                                 -------------------------------------------------     Security        Direct (D)        (Instr. 5)
                                 Date       Expiration                   Amount or                     or Indirect(I)
                                 Exercis-   Date            Title        Number of                     (Instr. 5)
                                 able                                    Shares
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Stock Option (Right to Buy)       (1)       4/12/11       Common Stock     9,000         $6.48              D
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Explanation of Responses:

(1) The option will vest in four equal annual installments
    beginning on April 12, 2002.
                                                                                 /s/ Kevin T. Michaels               June 22, 2001
** Intentional misstatements or omissions of facts constitute Federal            -------------------------------    ----------------
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays
a currently valid OMB Number.                                                                                                 Page 2
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